M3Sixty Funds Trust 485BPOS

Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to references to our firm under the headings “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement on Form N-1A of the M3Sixty Funds Trust under the Securities Act of 1933, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

March 27, 2018